Exhibit 99.1


August 3, 2004                                       FOR IMMEDIATE RELEASE
                                                     Contact: Philip Paras, CFO
                                                     (315-926-8100)


PRESS RELEASE

     Seneca Foods Corporation reported net sales of $163,633,000 for the quarter ended June 26, 2004, versus $151,296,000 for the comparable period last year. The current year's net earnings were $4,502,000 or $0.40 per diluted share, compared with $3,672,000 or $.35 per diluted share, last year. Current year-to-date pre-tax results include other income which is the net effect of a gain on the sale of Moog, Inc. stock of $3,862,000 and a non-cash charge of $528,000 in deferred financing costs related to a reduction in the Company's revolving credit facility from $200 million to $150 million.

     Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby's(R), Aunt Nellie's Farm Kitchen(R), Stokely's(R), READ(R), and Seneca(R) labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant(R) label. Seneca's common stock is traded on the Nasdaq National Stock Market under the symbols "SENEA" and "SENEB".

                                                           Seneca Foods Corporation
                                                    Consolidated Statements of Net Earnings

                                               For the Periods Ended June 26, 2004 and June 28, 2003
                                                 (In thousands of dollars, except share data)

                                                                                     Quarter
                                                                              ---------------------
                                                                              2004             2003
                                                                              ----             ----

Net sales                                                                  $ 163,633        $ 151,296
                                                                           =========        =========

Other expense (note 3)                                                     $   3,334        $       -
                                                                           =========        =========

Earnings before income taxes                                               $   7,381        $   6,020

Income taxes                                                                   2,879            2,348
                                                                           ---------        ---------

Net earnings                                                               $   4,502        $   3,672
                                                                           =========        =========

Basic earnings per share                                                   $    0.40        $    0.35
                                                                           =========        =========

Diluted earnings per share                                                 $    0.40        $    0.35
                                                                           =========        =========

Weighted average shares outstanding basic                                 11,125,723       10,480,562
                                                                          ==========       ==========

Weighted average shares outstanding diluted                               11,193,113       10,547,952
                                                                          ==========       ==========

Note 1: The basic earnings per share includes the effect of participating preferred convertible shares.
        The diluted earnings per share includes the effect of other convertible shares.
Note 2: Prior year results include the Chiquita Processed Foods, L.L.C. operations from the date of acquisition, May 27, 2003 (one month).
Note 3: Other income in the quarter is the net effect of a gain on the sale of Moog, Inc. stock of $3,862,000 and a non-cash charge of $528,000 in deferred financing costs related to a reduction in the Company's revolving credit facility from $200 million to $150 million.

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